UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

Home Federal Bancorp, Inc. of Louisiana
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐          Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

This Amendment No. 1 to the Home Federal Bancorp, Inc. of Louisiana (“Home Federal Bancorp” or “our”) definitive proxy statement filed with Securities and Exchange Commission on October 10, 2025 (the “Original Proxy Statement”) is filed for the sole purpose of including Inline eXtensible Business Reporting Language, or Inline XBRL, data tagging of the disclosure relating to Home Federal Bancorp’s Insider Trading Policy, Practices Related to the Grant of Equity Awards and Pay versus Performance in the Original Proxy Statement, which disclosure is repeated below but not otherwise revised. The Inline XBRL data tagging was inadvertently omitted from the Original Proxy Statement due to a processing error.

Insider Trading Policy

Home Federal Bancorp has adopted a Statement of Policy and Procedures Governing Trading in Shares of Home Federal Bancorp, Inc. of Louisiana (the “Insider Trading Policy”), which is applicable to Home Federal Bancorp’s directors, senior officers and individuals residing in their households. The Insider Trading Policy also applies to Home Federal Bancorp itself. The Insider Trading Policy provides guidelines and procedures with respect to the use of material non-public information and prohibits engaging in transactions in Home Federal Bancorp’s common stock in violation of applicable law and regulations of the SEC.

The policy provides that directors and executive officers must notify Home Federal Bancorp's stock compliance officer prior to placing an order to trade securities of Home Federal Bancorp. Further, directors, senior officers or other employees involved in Home Federal Bancorp's earning release process or members of their households may not purchase or sell securities of Home Federal Bancorp during a blackout period, which includes a specified number of days before and after the publication by Home Federal Bancorp of an earnings release. The Insider Trading Policy also directs that our directors and senior officers may not enter into hedging transactions with respect to Home Federal Bancorp common stock unless any such transactions have been pre-cleared by Home Federal Bancorp’s Board of Directors upon review of a written request by the director or senior officer which provides the rationale for such transaction. A copy of Home Federal Bancorp's Insider Trading Policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended June 30, 2025 with the SEC.

Practices Related to the Grant of Equity Awards

Equity awards are discretionary and are granted to our directors, officers and employees by the Compensation Committee of the Board of Directors. Equity awards have been granted at various dates throughout the fiscal year. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in fiscal 2025.  Home Federal Bancorp does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Pay versus Performance

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended June 30, 2025 and 2024 and certain measures of our financial performance for those years.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return (4)	Net Income (5) (in thousands)
2025	$659,912	$692,212	$179,709	$184,532	$123.50	$3,888
2024	639,265	589,725	354,442	345,064	84.88	3,593
2023	584,445	551,145	361,126	362,366	73.27	5,704

__________________

(1)   Represents the total compensation of our principal executive officer (“PEO”), Mr. Barlow, as reported in the Summary Compensation Table for each year indicated. Mr. Barlow was the only person who served as our PEO during those years.

(2)   Represents the “compensation actually paid” to Mr. Barlow and to our non-PEO named executive officers, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to Mr. Barlow’s and the non-PEO named executive officers’ Summary Compensation Table total for each year to determine their average compensation actually paid.

	Adjustments to Determine Compensation Actually Paid to
	PEO			Non-PEO Named Executive Officers
	2025	2024	2023	2025	2024	2023
Summary Compensation Table total	$659,912	$639,265	$584,445	$179,709	$354,442	$361,126
Decrease for the change in fair value from the prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	21,300	(51,400)	(21,300)	3,181	(8,224)	(3,550)
Increase (decrease) for the change in fair value from the prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	11,000	1,860	(12,000)	1,643	(1,154)	4,790
Total Adjustments	$692,212	$589,725	$551,145	$184,532	$345,064	$362,366

(3)   Represents the average of the total compensation of each of our non-PEO named executive officers as reported in the Summary Compensation Table for each year indicated. Mary L. Jones and Donna C. Lewis are included in the Non-PEO Named Executive Officers for 2025 and David S. Barber and K. Matthew Sawrie are included in the Non-PEO Named Executive Officers for periods prior to 2025.

(4)   Represents the total return to shareholders of our common stock and assumes that the value of the investment was $100 on June 30, 2025 and 2024, respectively, and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.

(5)   Represents our reported net income for each year indicated.

The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other names executive officer (“NEOs”) to our total shareholder return and net income over the three most recently completed fiscal years.